Term Sheet No. J88 To the Product Supplement No. JPM-III dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 July 27, 2009
Credit Suisse

Structured Investments	Credit Suisse $ Return Enhanced Notes due February 4, 2010 Linked to the Oil Service HOLDRSSM Trust Depositary Receipts
General
•
The notes are designed for investors who seek a return at maturity of three times the appreciation of the Oil Service HOLDRSSM Trust Depositary Receipts up to a Maximum Return on the notes of 23.22%*. Investors should be willing to forgo interest and dividend payments and, if the Underlying declines, be willing to lose some or all of their investment.

•	Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing February 4, 2010†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The notes are expected to price on or about July 31, 2009 (the “Pricing Date”) and are expected to settle on or about August 5, 2009. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse, acting through its Nassau Branch
Underlying:
The Oil Service HOLDRSSM Trust Depositary Receipts (the “Underlying”). The Underlying is reported by Bloomberg under the ticker symbol “OIH UP.” For more information about the Underlying, see “The Underlying” herein.

Upside Leverage Factor:	3
Payment at Maturity:
If the Final Level is greater than the Initial Level, you will be entitled to receive a cash payment at maturity per $1,000 principal amount of notes that provides you with a return equal to the Underlying Return multiplied by the Upside Leverage Factor, subject to a Maximum Return on the notes of 23.22%*. For example, if the Underlying Return is equal to or more than 7.74%, you will receive the Maximum Return on the notes of 23.22%*, which entitles you to a maximum payment at maturity of $1,232.20 for every $1,000 principal amount of notes that you hold. Accordingly, if the Underlying Return is positive, your payment per $1,000 principal amount of notes will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 x (Underlying Return x 3)]
* The actual Maximum Return on the notes will be set on the Pricing Date and will not be less than 23.22%.
If the Final Level is equal to the Initial Level, you will be entitled to receive a cash payment at maturity of $1,000 per $1,000 principal amount of notes.

Your investment will be fully exposed to any decline in the Underlying. If the Final Level is less than the Initial Level, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Final Level declines from the Initial Level and your final payment per $1,000 principal amount of notes will be calculated as follows:

$1,000 + (1,000 x Underlying Return)
You will lose some or all of your investment at maturity if the Final Level declines from the Initial Level.
Underlying Return:	The performance of the Underlying from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level Initial Level
The Underlying Return may be positive or negative.
Initial Level:	The closing level of the Underlying on the Pricing Date.
Final Level:	The arithmetic average of the closing levels of the Underlying on each of the five Valuation Dates.
Valuation Dates†:	January 26, 2010, January 27, 2010, January 28, 2010, January 29, 2010 and February 1, 2010 (each a “Valuation Date”)
Maturity Date†:	February 4, 2010
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546ELS1
† Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Notes—Market disruption events.”
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 3 of this term sheet and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, the product supplement, prospectus supplement and prospectus, if you so request by calling 1-800-221-1037.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$5.00	$995.00
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $995.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed 0.50% of the principal amount of the notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. The notes are not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.
JPMorgan
Placement Agent
July 27, 2009

Additional Terms Specific to the Notes

You should read this term sheet together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-III dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003161/a2191819z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Underlying?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of notes to $1,000. The hypothetical total returns set forth below assume an Initial Level of 105 and a Maximum Return on the notes of 23.22%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Underlying Return	Total Return	Payment at Maturity

210.00	100.00%	23.22%	$1,232.20
189.00	80.00%	23.22%	$1,232.20
173.25	65.00%	23.22%	$1,232.20
157.50	50.00%	23.22%	$1,232.20
147.00	40.00%	23.22%	$1,232.20
131.25	25.00%	23.22%	$1,232.20
126.00	20.00%	23.22%	$1,232.20
120.75	15.00%	23.22%	$1,232.20
115.50	10.00%	23.22%	$1,232.20
113.13	7.74%	23.22%	$1,232.20
110.25	5.00%	15.00%	$1,150.00
107.63	2.50%	7.50%	$1,075.00
106.05	1.00%	3.00%	$1,030.00
105.00	0.00%	0.00%	$1,000.00
99.75	-5.00%	-5.00%	$950.00
94.50	-10.00%	-10.00%	$900.00
89.25	-15.00%	-15.00%	$850.00
84.00	-20.00%	-20.00%	$800.00
73.50	-30.00%	-30.00%	$700.00
63.00	-40.00%	-40.00%	$600.00
52.50	-50.00%	-50.00%	$500.00
42.00	-60.00%	-60.00%	$400.00
31.50	-70.00%	-70.00%	$300.00
21.00	-80.00%	-80.00%	$200.00
10.50	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Underlying increases from the Initial Level of 105 to a Final Level of 107.63. Because the Final Level is greater than the Initial Level and the Underlying Return of 2.50% multiplied by the Upside Leverage Factor does not exceed the Maximum Return of 23.22%, the investor receives a payment at maturity of $1,075 per $1,000 principal amount of notes calculated as follows:

$1,000 + [$1,000 x (2.50% x 3)] = $1,075

Example 2: The level of the Underlying increases from the Initial Level of 105 to a Final Level of 131.25. Because the Final Level is greater than the Initial Level and the Underlying Return of 25% multiplied by the Upside Leverage Factor exceeds the Maximum Return of 23.22%, the investor receives a payment at maturity of $1,232.20 per $1,000 principal amount of notes, the maximum payment on the notes.

Example 3: The level of the Underlying decreases from the Initial Level of 105 to a Final Level of 84. Because the Final Level is less than the Initial Level, the Underlying Return is negative and the investor will receive a payment at maturity of $800 per $1,000 principal amount of notes calculated as follows:

$1,000 + ($1,000 x -20%) = $800

Selected Purchase Considerations

•
APPRECIATION POTENTIAL – The notes provide the opportunity to enhance returns by multiplying a positive Underlying Return by three, up to the Maximum Return on the notes, which will be set on the Pricing Date and will not be less than 23.22%. Accordingly, the maximum payment at maturity on the notes is expected to be $1,232.20 for every $1,000 principal amount of notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
EXPOSURE TO THE PERFORMANCE OF THE OIL SERVICE HOLDRSSM TRUST — The Oil Service HOLDRSSM Trust holds shares of common stock issued by a group of specified companies that were, at the time of the initial offering of the depositary shares of The Oil Service HOLDRSSM Trust, generally considered to be involved in various segments of the oil service industry. The Oil Service HOLDRSSM Trust was formed under a Depositary Trust Agreement dated as of February 6, 2001 among The Bank of New York, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial depositor, their depositors and the owners of the depositary receipts of Oil Service HOLDRSSM Trust. The Oil Service HOLDRSSM Trust issued depositary receipts called Oil Service HOLDRS representing undivided beneficial ownership interests in the shares of common stock held by The Oil Service HOLDRSSM Trust.  These depositary receipts are separate from the underlying securities that are represented by the depositary receipts.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to ‘‘Certain United States Federal Income Tax Considerations’’ in this term sheet for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Final Level is less than the Initial Level, you will be fully exposed to any depreciation in the Underlying and the payment at maturity you will be entitled to receive will be less than the principal amount of the notes and you could lose your entire investment.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Underlying, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN – If the Final Level is greater than the Initial Level, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Underlying, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Pricing Date and will not be less than 23.22%. Accordingly, the maximum payment at maturity is expected to be $1,232.20 per $1,000 principal amount of notes. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlying.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
THE VALUE OF THE UNDERLYING IS NOT NECESSARILY REPRESENTATIVE OF THE OIL INDUSTRY— While the shares of common stock held by the Underlying (the “Underlying Shares”) are common stocks of companies that were, at the time of the initial offering of the depositary shares of The Oil Service HOLDRSSM Trust, generally considered to be involved in various segments of the oil service industry, the Underlying Shares and therefore the value of the Underlying may not necessarily follow the price movements of the entire oil service industry generally. If the Underlying Shares decline in value, the value of the Underlying will decline in value even if common stock prices in the oil service industry generally increase in value.

•
THE STOCK PRICES OF OIL SERVICE COMPANIES HAVE BEEN AND WILL LIKELY CONTINUE TO BE VOLATILE— The stock prices of oil service companies are subject to wide fluctuations in response to a variety of factors, including the ability of the Organization of Petroleum Exporting Companies ("OPEC") to set and maintain production levels and pricing, the level of production in non−OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil−producing regions. Price volatility of the Underlying Shares may adversely affect the price of the Underlying and consequently the value of the notes.

•
THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT CONCENTRATED IN ONE INDUSTRY — The Underlying Shares are concentrated in the oil service industry.  An investment in the notes linked to the performance of the Oil Service HOLDRSSM Trust lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing.  Accordingly, a decline in value of stock prices of companies in the oil service industry, and in particular the Underlying Shares, would adversely affect the performance of the Oil Service HOLDRSSM Trust and, consequently, the value of the notes.

•
ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the Underlying. However, the calculation agent will not make an adjustment in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “Description of the Notes—Anti-dilution adjustments for funds” in the accompanying product supplement.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the level of the Underlying on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying;

•	the time to maturity of the notes;

•	the dividend rate on the stocks comprising the Underlying;

•	interest and yield rates in the market generally;

•
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Underlying or stock markets generally and which may affect the level of the Underlying; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Dates) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlying

General

We have derived all information regarding the Underlying contained in this term sheet, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information.

The Oil Service HOLDRSSM Trust

The Oil Service HOLDRSSM Trust  was formed pursuant to a Depositary Trust Agreement, dated as of February 6, 2001, among The Bank of New York, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial depositor, other depositors and the owners of the Oil Service HOLDRS. The Oil Service HOLDRSSM Trust is not a registered investment company under the Investment Company Act of 1940.

The Oil Service HOLDRSSM Trust issued depository receipts under the Depositary Trust Agreement. The depository receipts represent an undivided beneficial ownership interest in the shares of securities held by The Oil Service HOLDRSSM Trust. The depository receipts are separate from the Underlying Shares that are represented by the depository receipts. Information filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by The Oil Service HOLDRSSM Trust can be located by reference to the SEC file number 001−16311 on the SEC’s website (http://www.sec.gov).

The depository receipts are listed on the NYSE Arca under the trading symbol “OIH UP”.

Description of the Underlying Shares

The Underlying Shares are the common stocks of a group of specified companies that, at the time of selection, among other things, provided drilling, well−site management and related products and services for the oil service industry and whose common stock is registered under Section 12 of the Exchange Act. The issuers of the Underlying Shares were, at the time of selection, among the largest capitalized, most liquid companies in the oil service industry as measured by market capitalization and trading volume.

All information contained in this term sheet regarding The Oil Service HOLDRSSM Trust is derived from the publicly available documents described above. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of the depository receipts issued by The Oil Service HOLDRSSM Trust have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Trust could affect the price of the depository receipts issued by The Oil Service HOLDRSSM Trust and therefore the trading prices of the notes.

Historical Information

The following graph sets forth the historical performance of the Oil Service HOLDRSSM Trust Depositary Receipts based on the closing levels of the Underlying from January 1, 2004 through July 24, 2009. The closing level of the Underlying on July 24, 2009 was 107.68. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The price source for determining the Final Level will be the Bloomberg page “OIH UP” or any successor page.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any of the Valuation Dates. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

For additional information about the Underlying, see the information set forth under “The Underlying” above.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Underlying that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute “contingent payment debt instruments” that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if

(a)           a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the “Bill”) that was referred to the House Ways and Means Committee of the previous Congress and would apply to “prepaid derivative contracts” acquired after the date of enactment of the Bill. No further action was taken on the Bill and it has not been reintroduced in the current Congress. The Bill, if reintroduced with the same language, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder’s tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if reintroduced with the same language and enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $5 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For more information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse